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                                                                   EXHIBIT 10.29

                              SETTLEMENT AGREEMENT

      This SETTLEMENT AGREEMENT is by and between Libertyville Saddle Shop, Inc. (hereinafter "Libertyville"), an Illinois corporation having its principal place of business at 306 Peterson Road, P.O. Box M, Libertyville, Illinois 60048-4913 and Dover Saddlery, Inc. (hereinafter "Dover"), a Delaware corporation having its principal place of business at P.O. Box 1100, 525 Great Road, Littleton, Massachusetts 01460.

      WHEREAS, Libertyville is the owner by assignment of United States Patent No. 5,125,220 (the '220 patent) entitled "Horse Blanket" which was granted on June 30, 1992 and is currently in force.

      WHEREAS, on December 18, 2002, Libertyville filed a Complaint against Dover in the United States District Court for the Northern District of Illinois, Eastern Division (Civil Action No. 02 C 9193) alleging that Dover is manufacturing, selling, offering to sell, and/or importing into the United States, horse blankets which infringe one or more of the seventeen claims of the '220 patent and seeking, inter alia, an Order permanently enjoining Dover from further acts of infringement of the '220 patent and award of damages adequate to compensate Libertyville for Dover's past infringement of the '220 patent.

      WHEREAS, on January 28, 2003, Dover filed an Answer, Affirmative Defenses and a counterclaim seeking, inter alia, Declaratory Judgments that the '220 patent is not infringed by Dover and that the '220 patent is invalid and unenforceable.

      WHEREAS, Libertyville and Dover now desire to hereby settle the pending litigation.

      NOW THEREFOR, in consideration of the mutual undertakings set out and under good and valuable consideration, the parties agree as follows:

            1. DISMISSAL: Within seven (7) days of the execution of this Agreement, the parties agree to jointly seek an Order of Dismissal of all claims and counterclaims in Civil Action No. 02 C 9193, with prejudice, from the United States District Court for the Northern District of Illinois in order to terminate the pending litigation.

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            2. PAYMENT: Dover may make, have made for it, use, lease or sell any
            Dover blankets covered by the '220 patent and Dover agrees to pay Libertyville an initial sum of $50,000 by December 15, 2003.

            3. MINIMUM PAYMENT PERIOD: For the first four years of this Agreement, i.e.: (1) December 1, 2003 to November 30, 2004; (2) December 1, 2004 to November 30, 2005; (3) December 1, 2005 to November 30, 2006; and (4) December 1, 2006 to November 30, 2007, Dover (and any of its affiliates or subsidiaries, including Smith Brothers) agrees to pay Libertyville further consideration of $1.50 per unit sold and shipped in each said period for any and all Dover blankets which incorporate a dual front closure system for the front flaps of the blanket having an inner Velcro(R) type fabric fastener in combination with an outer adjustable strap fastener as covered by the '220 patent.

            4. MINIMUM PAYMENT: The minimum payment by Dover to Libertyville during the four years specified in Paragraph 3, per year, shall be $15,000.00 if the pertinent claims of the '220 patent remain valid and enforceable.

            5. NO MINIMUM PAYMENT AFTER FOUR (4) YEAR PERIOD: For the fifth through eighth years of the life of the '220 patent, namely: (5) December 1, 2007 to November 30, 2008; (6) December 1, 2008 to November 30, 2009; (7) December 1, 2009 to November 30, 2010; and
            (8) December 1, 2010 to August 30, 2011 (the expiration date of the '220 patent), Dover may continue to make, have made for it, use, lease or sell blankets which incorporate a dual front closure system as described above and, in the event Dover so elects to continue making, having made for it, using, leasing or selling, Dover will continue to pay Libertyville a consideration of $1.50 per unit sold and shipped. No minimum payment will apply during the fifth and subsequent years.

            6. DUE DATES OF PAYMENTS: Payments under Paragraphs 3, 4 and 5 above shall be submitted to Libertyville no later than ninety (90) days following the end of each yearly period specified.

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            7. FINANCIAL RECORDS AND INSPECTIONS: Dover agrees to keep suitable financial records for the purpose of furnishing Libertyville with an accountant-certified, confidential annual report of (a) the Model Numbers for the blankets which Dover sold and shipped in the prior yearly period that incorporate a dual front closure system for the front flaps of the blanket having an inner Velcro(R) type fabric fastener in combination with an outer adjustable strap fastener as covered by the '220 patent; and (b) the total number of such blankets sold and shipped in the prior yearly period. This accountant-certified confidential annual report will also be provided to Libertyville no later than ninety (90) days following the end of each yearly period specified.

            To enable Libertyville to verify the accuracy of such financial reports, if deemed appropriate, Dover agrees that an independent certified public accountant of Libertyville and Dover's selection, and at Libertyville's expense, may inspect all reports of Dover's which relate to blanket sales and shipments during one or more prior annual periods upon three (3) days advance notice to Dover and during reasonable business hours; provided, however, that in order to protect Dover's confidential business information, the report of such accountant to Libertyville will be confidential and confined to a statement of the accuracy of the financial reports provided to Libertyville by Dover.

            8. ATTEMPT TO INVALIDATE: Dover agrees not to participate in any attempt to invalidate the '220 patent or have it rendered unenforceable, itself or with any third party, except as required by rule, law or court order.

            9. TERMS CONFIDENTIAL: The Parties agree to keep the financial and other substantive terms of the settlement confidential, and shall not use the settlement to impugn or to diminish either of the parties' or their principals' reputation in the industry. Any breach of this provision by either party may be subject to a commercially reasonable penalty imposed at an Arbitration pursuant to paragraph 11.

            10. PAYMENT OBLIGATION CEASES IF PATENT BECOMES INVALID: Dover's obligation to pay any consideration, or any minimum annual consideration, hereunder will cease if and when any third party obtains a final adjudication or ruling or decision from any Court or Government authority of proper jurisdiction declaring the claims of the '220 patent invalid or unenforceable against all third parties.

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            11. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement or the breach thereof, will be settled by arbitration and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in that arbitration will be binding on the parties hereto, and judgment upon the award can be entered by any court having jurisdiction thereof. Each party to pay one half (1/2) the cost of arbitration and the proceedings will be held by a panel of three (3) arbitrators, each Party having the right to select one of such arbitrators and the third arbitrator shall be selected by the two arbitrators. Both parties agree to be subject to a commercially reasonable penalty for any frivolous claims brought under this paragraph.

            12. RELEASE FROM PAST INFRINGEMENT: Libertyville hereby releases Dover and its customers from any and all liability resulting from the manufacture, use or sale of the blankets allegedly infringing the '220 patent prior to the execution of this Agreement.

            13. TRADEMARK: Dover shall have the right to use any of Dover's trademarks and trade names on and in connection with any blankets made, used or sold under the provisions of this Agreement.

            14. INFRINGEMENT BY OTHERS: Libertyville intends in good faith to make reasonable efforts to enforce the '220 patent against known infringers.

            If Dover notifies Libertyville that, in Dover's opinion, a third party is infringing the '220 patent, then, after three (3) months, if Dover determines that Libertyville has not exercised a good faith intent to enforce the '220 patent against any infringer identified by Dover, Dover may seek, and Libertyville may be subject to, a commercially reasonable penalty imposed at an Arbitration pursuant to paragraph 11.

            Libertyville will have the exclusive right, but no obligation to bring any suit against any infringer or alleged infringer of the '220 patent, it being understood that all matters relating to the enforcement of the patent by suit or otherwise are to be determined and/or undertaken in the sole and complete discretion of Libertyville.

            15. MOST FAVORED STATUS: If Libertyville hereafter agrees to a payment of lower than $ 1.50/blanket from any third party to make, have made for it, use, lease or sell any blankets covered by the '220 patent, Dover will be entitled to the benefit of that lower payment and Libertyville agrees to notify Dover in writing of the same within thirty (30) days of such agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement as of the last date signed below.

LIBERTYVILLE SADDLE SHOP, INC.                           DOVER SADDLERY, INC.
By:                                                      By:

/s/ Jack L. Martin                                       /s/ Stephen L. Day
------------------------                                 -----------------------
Jack L. Martin                                           Stephen L. Day
President                                                President

Date: 12-11-03                                           Date: 12-22-03

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